Exhibit 99.(h)(1)(viii)

AMENDMENT

To

Transfer Agency and Service Agreement

Between

Each of the Entities Listed on Appendix A

And

DST Asset Manager Solutions, Inc.

This Amendment is made as of June 3, 2020, to be effective June 10, 2020, between each of the investment companies listed below and DST Asset Manager Solutions Inc. (formerly known as Boston Financial Data Services, Inc.) (the “Transfer Agent”). In accordance with Section 15.1 (Amendment) of the Transfer Agency and Service Agreement between the parties dated October 1, 2005, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.              Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of June 10, 2020; and

2.              All defined terms and definitions in the Agreement shall be the same in this Amendment (the “June 10, 2020 Amendment”) except as specifically revised by this Amendment; and

3.              Except as specifically set forth in this June 10, 2020 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this June 10, 2020 Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

HARRIS ASSOCIATES INVESTMENT TRUST		DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/Kristi L. Rowsell	By:	/s/Mike Sleightholme

Name:	Kristi L. Rowsell	Name:	Mike Sleightholme

Title:	President	Title:	Authorized Representative

APPENDIX A

Fund and Portfolios

Effective Date: June 10, 2020

Harris Associates Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts.

Oakmark Bond Fund

Oakmark Equity and Income Fund

Oakmark Fund

Oakmark Global Fund

Oakmark Global Select Fund

Oakmark International Fund

Oakmark International Small Cap Fund

Oakmark Select Fund